UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED: April 1, 2013

AXION POWER INTERNATIONAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-22573	65-0774638
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3601 Clover Lane

New Castle, PA 16105

(Address of principal executive offices)

(724) 654-9300

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry Into Material Definitive Agreements

See Item 5.02(e) below.

ITEM 5.02(e) Compensatory Arrangements with Named Executive Officers

Effective as of April 1, 2013, Axion Power International, Inc. (the “Company”) entered into new three year employment agreements (“Agreement” or “Agreements”) with each of Thomas Granville, Charles Trego, Phillip Baker and Vani Dantam, which expire on March 31, 2016. Each of the Agreements is identical to the prior employment agreements in effect with each of the officers, except with respect to the new terms and as set forth below.

For each officer, there is a new payment schedule, which calls for a stipend payment equal to 10% of base salary (which is the same as in the prior Agreement and which remains unchanged during the term of said Agreement), in cash within 45 days from the date of effectiveness of each Agreements, and then the same stipend payment is due on the first, second and third anniversaries of the effective date of the Agreement so long as the executive is still employed by the Company on each said anniversary date.

The following table sets forth the stipend payment schedule:

Executive	Payment within 45 days of April 1, 2013	Payment on 1 year anniversary (1)	Payment on 2 year anniversary (1)	Payment on 3 year anniversary (1)
Thomas Granville	$38,000	$38,000	$38,000	$38,000
Charles Trego	$22,500	$22,500	$22,500	$22,500
Vani Dantam (2)	$22,500	$22,500	$22,500	$22,500
Philip Baker	$19,980	$19,980	$19,980	$19,980

(1)	Payable only if executive is still employed by the Company on the anniversary date.
(2)	Also has been given an automobile allowance of $500 per month.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Axion Power International, Inc. has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: April 5, 2013

Axion Power International, Inc.

By:	/s/ Charles R.Trego
Charles R.Trego
Chief Financial Officer